Exhibit 10.28

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 9, 2016 (the “Effective Date”), by and among FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation (“Forestar (USA)”), FORESTAR PETROLEUM CORPORATION, a Delaware corporation (“Forestar Petroleum” and Forestar (USA), each a “Seller” and together “Sellers”), SPP LAND, LLC, a Georgia limited liability company (“Purchaser”; each of Purchaser, Forestar (USA) and Forestar Petroleum being a “Party” and, collectively, the “Parties”), and METROPOLITAN TITLE AGENCY, INC., a Georgia corporation (“Escrow Agent”).
STATEMENT OF BACKGROUND
A.    Forestar Petroleum is the owner of certain real property located in Banks, Bartow, Cherokee, Dawson, Elbert, Franklin, Gilmer, Hall, Hart, Jackson, and Pickens Counties, Georgia, subject to certain timber rights held by Forestar (USA) on such real property.
B.    Purchaser desires to acquire, and Forestar (USA) and Forestar Petroleum desire to sell, such real property and timber rights, all in accordance with the terms of, and subject to the conditions set forth in this Agreement.
STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of $10.00 in hand paid by Purchaser to Forestar (USA) and Forestar Petroleum, the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (and Escrow Agent, to the extent applicable), intending to be legally bound, hereby agree as follows:
1.Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Forestar Petroleum agrees to sell to Purchaser the Forestar Petroleum Property (as hereinafter defined), Forestar (USA) agrees to sell to Purchaser the Forestar (USA) Property (as hereinafter defined), and Purchaser agrees to buy the same from Sellers.
(a)    As used herein, the “Forestar Petroleum Property” shall mean all of the right, title and interest of Forestar Petroleum in and to the assets described in subsections (i), (ii), and (iii) of this Section 1(a), subject to the Permitted Encumbrances (as hereinafter defined):
(i)    Those certain tracts or parcels of land located in Banks, Bartow, Cherokee, Dawson, Elbert, Franklin, Gilmer, Hall, Hart, Jackson, and Pickens Counties, Georgia, containing approximately 26,319 acres, which tracts or parcels are more fully described on Schedule 1 attached hereto, together with all buildings, structures, and other improvements located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, including all oil, gas and mineral rights owned by the Sellers, but excluding, and subject to, the Timber Rights (as defined below) (collectively, the “Timberlands”);

(ii)    Forestar Petroleum’s rights in those certain agreements described on Schedule 2 attached hereto (the “Forestar Petroleum Contracts”); and
(iii)    To the extent transferable under applicable law, all permits, authorizations, utility capacity, development rights, entitlements, orders, registrations, certificates, variances, approvals, franchises, claims, causes of action, and consents of any applicable governmental authority with respect to the Timberlands (the “Development Rights”).
(b)    As used herein, the “Forestar (USA) Property” shall mean all of the right, title and interest of Forestar (USA) in and to the assets described in subsections (i) and (ii) of this Section 1(b), subject to the Permitted Encumbrances (as hereinafter defined):
(i)    All rights in and to the timber growing, standing or lying on the Timberlands to the extent set forth in the reservation of timber in the deeds described on Schedule 4 attached hereto (collectively, the “Timber Rights” and, together with the Timberlands, the “Real Property”); and
(ii)    Forestar (USA)’s rights in those certain agreements described on Schedule 5 attached hereto (the “Forestar (USA) Contracts” and, together with the Forestar Petroleum Contracts, the “Contracts”).
(c)    The Forestar Petroleum Property together with the Forestar (USA) Property shall be referred to herein as the “Property.”
(d)    Bar Flint Litigation.
(i)    Removal. Forestar (USA), on behalf of Sellers, shall have the option, no later than December 15, 2016 (the “Deadline”), to either (A) remove from the Property, and the transaction contemplated by this Agreement, a portion of Compartment 13527 located in Cherokee County, Georgia (the “Removable Property”) and enter into a settlement agreement to resolve the Bar Flint Litigation (as defined on Schedule 9 attached hereto) or (B) remove the Removable Property from the transaction contemplated by this Agreement (subsections (A) or (B), a “Removal”). In the event of a Removal, each of the following provisions shall apply: (1) the Removable Property shall contain no more than 200 acres which shall be surveyed out of Compartment 13527, (2) the Purchase Price (as hereinafter defined) shall be reduced by $2,250.00 per acre (allocated to Forestar (USA) in accordance with the value of timber pursuant the Value Table (as hereinafter defined) with the remainder allocated to Forestar Petroleum) for each acre contained within the Removable Property as determined by a survey made by a Georgia registered land surveyor and approved by Purchaser and Sellers (the “Survey”), (3) the configuration and location of the Removable Property shall be subject to the commercially reasonable approval of Purchaser, (4) all costs and expenses relating to the Survey, the Removable Property and the Bar Flint Litigation shall be the sole responsibility of the Sellers, (5) the conveyance Compartment 13527 located in Cherokee County, Georgia less the Removable Property (the “Remainder Property”) shall occur at Closing using a legal description and/or compartment maps for such Remainder

Property reasonably acceptable to Sellers and Purchaser, (6) Sellers shall indemnify and hold harmless the Purchaser from any and all claims, loss, costs, expenses, actions, and damages related to or arising in connection with the Bar Flint Litigation or any related claims that the plaintiffs thereunder could have asserted before the Closing, excluding only those claims caused by Purchaser or Purchaser’s agents, contractors or invitees that such plaintiffs could have asserted only after the Closing, and (7) if the Survey is not complete by the Deadline and is completed after Closing, no later than sixty (60) days after Closing, Sellers and Purchaser shall record a corrective limited warranty deed reasonably acceptable to Purchaser and Sellers to correct the legal description attached to limited warranty deed conveying the Remainder Property to Purchaser; provided, however, that the Title Company agrees to insure, without exception, the legal description of the Remainder Property used at Closing. If, however, the Title Company is unwilling to insure the legal description of the Remainder Property used at Closing, then (y) Sellers shall have the option to remove Compartment 13527 from the Property for the purposes of Closing and the Purchase Price shall be reduced by the value of Compartment 13527 by reference to the Value Table (provided that any disputes regarding the value of Compartment 13527 shall be resolved in accordance with Section 29) and (z) if Sellers elect option (y) immediately above, then (1) upon completion of the Survey, Sellers shall convey Compartment 13527 to Purchaser utilizing the legal description of such compartment per the Survey by limited warranty deed and the portion of the Purchase Price due with respect to Compartment 13527 shall be paid to Sellers and (2) Sellers shall be responsible for the following costs and expenses related to the post-Closing conveyance of the Remainder Property: the cost of recording the deed, the cost of the Survey, and Purchaser’s reasonable attorney’s fees for reviewing the Survey and the deed form in an amount not to exceed ONE THOUSAND TWO HUNDRED AND NO/100THS DOLLARS ($1,200.00).
(ii)    No Removal. In the event that a Removal does not occur by the Deadline pursuant to Section 1(d)(A) or Section 1(d)(B), Sellers shall indemnify and hold harmless the Purchaser from any and all claims, loss, costs, expenses, actions, and damages related to or arising in connection with the Bar Flint Litigation or any related claims that the plaintiffs thereunder could have asserted before the Closing, but excluding any claims caused by Purchaser or Purchaser’s agents, contractors or invitees that such plaintiffs could have asserted only after the Closing.
(iii)    For the avoidance of doubt, in no event shall Purchaser assume the Bar Flint Litigation at Closing. The terms of this Section 1(d) shall survive Closing for one (1) year.
2.    Purchase Price. The purchase price to be paid by Purchaser for the Forestar Petroleum Property shall be EIGHTEEN MILLION SIX HUNDRED FIFTEEN THOUSAND SIX HUNDRED NINETY-TWO AND NO/100 DOLLARS ($18,615,692.00) (the “Forestar Petroleum Purchase Price”), less a credit for the Forestar Petroleum Earnest Money (as defined below) and subject to adjustment as set forth in this Agreement, and shall be payable to Forestar Petroleum by wire transfer of immediately available funds at the Closing to an account designated by Forestar Petroleum. The purchase price to be paid by Purchaser for the Forestar (USA) Property shall be TWENTY-FOUR MILLION, EIGHT HUNDRED AND TEN THOUSAND, SIX HUNDRED FIFTY-EIGHT AND NO/100 DOLLARS ($24,810,658.00) (the “Forestar (USA) Purchase Price” and, together with the Forestar Petroleum Purchase Price, the “Purchase Price”), less a credit for the Forestar (USA) Earnest Money (as defined below) and subject to adjustment as set forth in this Agreement, and shall be payable to Forestar (USA) by wire transfer of immediately available funds at the Closing to an account designated by Forestar (USA). The Forestar (USA) Purchase Price shall be allocated among premerchantable timber, merchantable timber less than 15 years of age, and merchantable timber 15 years of age and older as set forth on Schedule 6 attached hereto. Purchaser shall reasonably cooperate with any request by any Seller to further allocate the Purchase Price among the components of the Property.
3.    Earnest Money. Within one (1) business day after the Effective Date, Purchaser shall deliver to Escrow Agent (a) the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), (such sum together with all interest earned thereon being the “Forestar Petroleum Earnest Money”) and (b) the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), (such sum together with all interest earned thereon being the “Forestar (USA) Earnest Money” and, together with the Forestar Petroleum Earnest Money, the “Earnest Money”). Escrow Agent agrees to hold the Earnest Money in an interest-bearing account and disburse the Earnest Money in accordance with the terms hereof. At the Closing, the Forestar Petroleum Earnest Money shall be applied as a credit against the Forestar Petroleum Purchase Price and the Forestar (USA) Earnest Money shall be applied as a credit against the Forestar (USA) Purchase Price.
4.    Closing.
(a)    The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (the “Closing”) shall take place on December 30, 2016 (the actual date of Closing being the “Closing Date”), through the escrow services of Escrow Agent, or such earlier date and time, or such other location, as may be mutually agreeable to the Sellers and Purchaser. The Closing Date is subject to extension only as specifically provided in this Agreement, and, notwithstanding anything herein to the contrary, in no event shall the Closing Date be extended beyond December 30, 2016.
(b)    At the Closing, Forestar Petroleum shall deliver the following items:
(i)    one limited warranty deed in the form of Exhibit A attached hereto with respect to each county in Georgia in which the Timberlands are located (the “Timberland Deeds”) executed by Forestar Petroleum, conveying the Timberlands to Purchaser, subject only to the Permitted Encumbrances (as defined below), and each containing a legal description of the applicable portion of the Timberlands identical to the applicable portion of the legal description of the Timberlands set forth in the applicable Title Commitments (as defined below);
(ii)    a counterpart of a general assignment and assumption agreement in the form of Exhibit B attached hereto executed by Forestar Petroleum, by which Forestar Petroleum shall assign its right, title, and interest in, and Purchaser shall assume Forestar

Petroleum’s obligations under the Forestar Petroleum Contracts and the Development Rights (the “Forestar Petroleum Assignment”);
(iii)    an executed affidavit from Forestar Petroleum as to its non-foreign status;
(iv)    an executed counterpart of a closing statement in form mutually agreeable to the Sellers and Purchaser in their reasonable discretion (the “Closing Statement”);
(v)    a reliance letter in favor of Purchaser and executed by SLR International Corp. with respect to the Phase I Report (as defined below);
(vi)    a notice of assignment of the Forestar Petroleum Contracts executed by Forestar Petroleum;
(vii)    a commercially reasonable and customary form gap indemnity agreement to the Title Company; and
(viii)    such other certificates, affidavits, evidence of authority and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain a title insurance policy insuring marketable title to the Real Property.
(c)    At the Closing, Forestar (USA) shall deliver the following items:
(i)    one limited warranty deed in the form of Exhibit C attached hereto with respect to each county in Georgia in which the Timberlands are located (the “Timber Rights Deeds” and, together with the Timberland Deeds and the Timber Rights Deeds, collectively, the “Deeds”) executed by Forestar (USA), conveying the Timber Rights to Purchaser, subject only to the Permitted Encumbrances (as defined below);
(ii)    Intentionally Deleted;
(iii)    a counterpart of an assignment and assumption of the Forestar (USA) Assumable Claims in a form reasonably approved by Purchaser and Seller (as that term is defined in Section 13(c)) (the “Assumable Claims Assignment”);
(iv)    an executed affidavit from Forestar (USA) as to its non-foreign status;
(v)    an executed counterpart of the Closing Statement;
(vi)    a commercially reasonable and customary form gap indemnity agreement to the Title Company;
(vii)    an indemnification which shall survive Closing from Forestar (USA) in favor of Purchaser against all claims, actions, loss, damages, costs and expenses relating to the Bar Flint Litigation and the Forestar (USA) Assumable Claims as disclosed on Schedule 9 that are not assumed by Purchaser; and
(viii)     such other certificates, affidavits, evidence of authority and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain a title insurance policy insuring marketable title to the Real Property.
(d)    At the Closing, Purchaser shall deliver the following items:
(i)    the Purchase Price;
(ii)    an executed counterpart of the Forestar Petroleum Assignment;
(iii)    an executed counterpart of the Assumable Claims Assignment in the form of Exhibit “D” attached hereto;
(iv)    an executed counterpart of the Closing Statement; and
(v)    such other certificates, affidavits, evidence of authority and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain a title insurance policy insuring Purchaser’s title to the Real Property.
5.    Title.
(a)    Forestar Petroleum agrees to convey to Purchaser fee simple title to the Timberlands by the Timberland Deeds, and Forestar (USA) agrees to convey to Purchaser title to the Timber Rights by the Timber Rights Deeds, free and clear of all liens, encumbrances, assessments, agreements, options and covenants, except for the encumbrances set forth on Exhibit E attached hereto (the “Permitted Encumbrances”).
(b)    Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Metropolitan Title Agency, Inc. (the “Title Company”) commitments to insure Purchaser’s title to the Real Property upon the Closing, together with copies of substantially all documents, instruments, surveys and plats as referenced in the commitments (each a “Title Commitment” and, collectively, the “Title Commitments”), which Title Commitments are more particularly identified on Schedule 7 attached hereto. Purchaser shall have thirty (30) days following the Effective Date (the “Title Objection Period”) to deliver to Sellers written notice of any objection to matters reflected in the Title Commitments, other than the Permitted Encumbrances, that would render title to the Real Property or a portion thereof unmarketable or which would materially interfere with the use of the Real Property (each, a “Title Objection” and collectively, the “Title Objections”); provided, however, that Purchaser shall be permitted to object to all Title Failures affecting the Property. For the purposes of this Agreement, the term “Title Failure” shall mean any portion of the Property described in this Agreement, the Commitments or represented on the Sellers’ compartment maps that is not, or immediately prior to Closing will not, be owned by the Sellers

(the “Title Failure Property”). Failure of Purchaser to deliver Title Objections within the Title Objection Period shall be deemed a waiver by Purchaser of its right to make such Title Objections. Notwithstanding anything contained within this Agreement, including the agreement by the Parties that lack of access shall be a Permitted Encumbrance, the Sellers acknowledge and agree that Sellers, at their expense, shall cause the Title Company to promptly revise all of the Title Commitments to remove all blanket and/or generic lack of access exceptions and instead the Title Company shall identify the specific portions of the Property that actually lack legal access. If a portion of the Property does not front on a public road but is contiguous to other portions of the Property that do front on a public road, or otherwise have legal access, then no exception as to lack of access will be made. Further, once those portions of the Property that lack legal access are identified, Seller agrees to reasonably consider Purchaser’s request to provide an affidavit of historical and/or practical access to said portions of the Property.
(c)    Upon receipt of the Title Objections, each of Forestar Petroleum and Forestar (USA) may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and such Party shall notify Purchaser in writing whether it elects to cure the same by the date that is five (5) business days after receipt of such Title Objections (“Sellers’ Response Period”). Failure of Forestar Petroleum or Forestar (USA), as applicable, to respond in writing within Sellers’ Response Period shall be deemed an election by such Party not to cure such Title Objections. Any Title Objection, other than Title Failures, shall be deemed to be cured if a Seller causes the Title Company to commit to issue a title insurance policy to Purchaser for the affected Real Property affirmatively insuring over, or not raising as an exception to the title policy, such Title Objection; provided, however, that the Title Company confirms said coverage shall be provided to any future buyer from Purchaser at regular rates. Notwithstanding the foregoing, Forestar Petroleum and Forestar (USA) shall be obligated to cure, on or before the Closing Date, all liens, mortgages or financing statements encumbering the Timberlands or the Timber Rights, respectively, and securing a monetary obligation which was created or suffered by Forestar Petroleum or Forestar (USA), respectively, or any party claiming by, through or under such Seller (other than liens for non-delinquent real estate taxes or assessments) (each, a “Monetary Lien”).
(d)    If Forestar Petroleum or Forestar (USA), as applicable, does not elect to cure such matter by written notice to Purchaser within Sellers’ Response Period, then Purchaser must elect by delivering written notice to Sellers either (i) to waive such Title Objection and proceed to the Closing, accepting title to those portions of the Timberlands or Timber Rights, as applicable, that are subject to such uncured Title Objection (which Title Objection shall become a Permitted Encumbrance) without adjustment to the Purchase Price; or (ii) to identify those portions of the Timberlands or Timber Rights (other than Title Failures) that are subject to such uncured Title Objection (a “Title Objection Property”) in which event the Purchase Price shall be reduced by the reduction in value of the Title Objection Property due to such Title Objections, to the extent such value exceeds one percent (1%) of the Purchase Price (the “Title Basket”), as determined by reference to (A) the value of such Title Objection Property encumbered by such Title Objection compared to its value if unencumbered by such Title Objection and (B) the value table attached hereto as Schedule 8 (the “Value Table”) (provided that any disputes regarding the value of any Title Objection Property shall be resolved in accordance with Section 29); provided, however, that any Title Objection Property shall remain part of the Property for purposes of the transaction contemplated by this

Agreement and such Timberland or Timber Rights shall be conveyed to Purchaser at Closing. For the avoidance of doubt, any objections arising from Title Failures shall not be subject to the Title Basket, shall not count towards the Title Objection Property and shall be governed by Section 5(g). Failure of Purchaser to deliver to Sellers such written notice within five (5) business days following Sellers’ response (or following the expiration of Sellers’ Response Period if Sellers deliver no such response) shall be deemed an election of clause (i).
(e)    In the event any title matter, other than a Permitted Encumbrance, that would render title to the Real Property or a portion thereof unmarketable and which would materially interfere with the use of the Real Property first arises or is first disclosed to Purchaser after the expiration of the Title Objection Period which was not reflected on the Title Commitments, then the following provisions will apply:
(i)    Purchaser shall notify Sellers of such matter in writing within two (2) business days of Purchaser’s discovery of such matter, and failure by Purchaser to deliver such notice within such time period shall be deemed a waiver of any objection right with respect to such matter, which shall become a Permitted Encumbrance.
(ii)    If such Title Objection is a Monetary Lien, or if such Title Objection arose solely by reason of an act or omission of Forestar Petroleum or Forestar (USA) in breach of such Party’s obligations under this Agreement, such breaching Party shall be obligated to cure such Title Objection on or before the Closing Date.
(iii)    If such Title Objection is not described in Section 5(e)(ii), and Forestar Petroleum or Forestar (USA), as applicable, does not elect to cure such matter by written notice to Purchaser within three (3) business days following Sellers’ receipt of Purchaser’s notice under Section 5(e)(i) (“Sellers’ Supplemental Response Period”), then Purchaser must elect by delivering written notice to Sellers either (A) to waive such Title Objection and proceed to the Closing, accepting title to those portions of the Real Property that are subject to such uncured Title Objection (which Title Objection shall become a Permitted Encumbrance) without adjustment to the Purchase Price; or (B) to identify those portions of the Timberlands or Timber Rights that are subject to such uncured Title Objection, which excluded portion shall be a Title Objection Property, in which event the Purchase Price shall be reduced by the reduction in value of the Title Objection Property due to such Title Objections, to the extent such value exceeds one percent (1%) of the Purchase Price, as determined by reference to (1) the value of such Title Objection property encumbered by such Title Objection compared to its value if unencumbered by such Title Objection and (2) the Value Table (provided that any disputes regarding the value of any Title Objection Property shall be resolved in accordance with Section 29); provided, however, that any Title Objection Property shall remain part of the Property for purposes of the transaction contemplated by this Agreement and such Timberland or Timber Rights shall be conveyed to Purchaser at Closing. Failure of Purchaser to deliver to Sellers such written notice within three (3) days following Sellers’ response (or following the expiration of Sellers’ Supplemental Response Period if Sellers deliver no such response) shall be deemed an election of clause (A).

(f)    So long as this Agreement remains in force, neither Forestar Petroleum nor Forestar (USA) shall, without the prior written consent of Purchaser, (i) lease, encumber or convey all or part of the Property or any interest therein, or (ii) enter into any agreement granting to any person any right with respect to the Property or any portion thereof; provided, however, Forestar Petroleum shall have the right, in the ordinary course of business, provided prompt written notice is provided to Purchaser along with a copy of any agreements, to (x) renew the Forestar Petroleum Contracts, (y) enter into new recreational leases substantially in the form of the existing recreational leases included in the Forestar Petroleum Contracts, and (z) enter into new, customary access agreements, provided that any such renewal or new recreational lease (A) shall be for a term of not more than twelve (12) months, and (B) shall be terminable by the lessor thereunder upon no more than sixty (60) days prior notice.
(g)    Purchaser may object to any Title Failures at any time prior to the expiration of the Title Objection Period. Title Failure objections shall not be subject to the Title Basket, but rather the Purchase Price will be reduced by the value of the Title Failure Property as determined by reference to the Value Table, provided that any disputes regarding the value of any Title Failure Property shall be resolved in accordance with the dispute resolution process of Section 29. The Title Failure Property shall be excluded from the transaction and shall not be conveyed to Purchaser at Closing; provided that if (A) either (1) Sellers reasonably believe that the Title Failure Property is of economic value to Sellers or (2) if there is colorable title or a sufficient period of time has passed that would allow Sellers to establish an adverse possession claim with respect to the Title Failure Property, then (B) any Title Failure Property excluded from the transaction contemplated by this Agreement shall contain adjacent parcels and be no less than thirty (30) acres and (C) Forestar Petroleum and Purchaser shall enter into customary access easements, for the benefit of Forestar (USA) and Forestar Petroleum, to allow Forestar (USA) and Forestar Petroleum to access any Title Failure Property removed from the transaction contemplated by this Agreement.
6.    Inspection.
(a)    Purchaser and its agents, representatives, employees, engineers and contractors shall have the right during the term of this Agreement to enter upon the Real Property to inspect, examine, survey and make timber cruises and other tests or surveys which it may deem necessary or advisable and to verify the accuracy of all data and information, if any, provided by any Seller to Purchaser in connection with the Real Property; provided, however, that Purchaser shall obtain the written consent of the applicable Seller prior to conducting any core sampling, test borings or other invasive testing. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Real Property shall maintain commercial general liability insurance, naming each Seller as an additional insured, in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate for personal injury and/or property damage and products/completed operations coverage. Purchaser shall forward to Sellers a certificate of insurance (a “Certificate”) for such policy, together with evidence of Purchaser’s worker’s compensation coverage and automobile liability insurance prior to any entry upon the Real Property, but in no event later than five (5) business days after the Effective Date, which Certificate shall name Sellers as an “additional insured” on such commercial general liability policy. Such commercial general liability coverage maintained by Purchaser shall be primary and non-contributory to any insurance carried by a Seller. Purchaser hereby agrees to indemnify and hold Forestar Petroleum and Forestar (USA) harmless for any and all cost and expense resulting from claims or damages caused by said inspections, examinations and tests. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the Closing.
(b)    Notwithstanding the inspection rights provided in Section 6(a), Purchaser expressly acknowledges and agrees (i) that Purchaser has had the opportunity, prior to the Effective Date, to fully and carefully investigate and inspect the physical, structural and environmental condition of the Real Property and the volume of timber located thereon and to review and analyze documents and records related to the Property, all laws, statutes, rules, regulations, ordinances and orders affecting the Property, and all other materials and information affecting or in any manner relating to the Property and the ownership, use, occupancy, management, operation and maintenance thereof, (ii) that Purchaser has received and reviewed that certain Phase I Environmental Site Assessment Report dated September 2016 (SLR Project No. 110.01667.00001) prepared by SLR International Corporation with respect to the Property (the “Phase I Report”), and (iii) that Purchaser acknowledges that it is satisfied with the results of such review, inspection and analysis. Except with respect to a breach of any of Sellers’ representations and warranties set forth in Section 10, Purchaser, on behalf of itself and all of its officers, directors, shareholders, employees, partners, members, subsidiaries and other affiliated or related entities, representatives, consultants and agents, and Purchaser’s and each of the foregoing parties’ successors and assigns (collectively, the “Purchaser Parties”) hereby expressly waives, relinquishes and releases any and all rights, remedies and claims any of the Purchaser Parties may now or hereafter have, against each Seller, and all the Sellers’ respective officers, directors, shareholders, employees, partners, members, subsidiaries and other affiliated or related entities, representatives, consultants and agents, and the Sellers and each of the foregoing parties’ successors and assigns, whether known or unknown, arising from or related to (x) the physical condition, quality, quantity and state of repair of the Property and the prior management and operation thereof; (y) the Property’s failure to comply with any federal, state or local laws, regulations, ordinances or orders, including, without limitation, those relating to health, safety, zoning, and the environment; or (z) any past, present or future presence, alleged presence, release or alleged release of any Hazardous Substance (as hereinafter defined) in, on, under or about, or otherwise migrating to, from, across or under, the Property. “Hazardous Substance” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following laws and regulations promulgated thereunder as amended from time to time prior to the Effective Date: (1) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (2) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (5) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (6) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (7) all laws of the states in which the Real Property is located that are based on, or substantially similar to, the federal statutes listed in clauses (1) through (6) of this sentence. Notwithstanding the foregoing, Purchaser’s waiver and release of Sellers as described above shall not prevent Purchaser from joining Sellers as a potentially responsible party in any suit or action brought against Purchaser by a third party arising from the alleged breach of environmental law with respect to the Real Property prior to the Closing. Purchaser or its successors and assigns shall have no obligation at any time or as a result of any provision contained in this Agreement to indemnify, defend or save harmless Sellers from claims by third parties for any conditions, actions or omissions which occurred prior to the Closing, regardless of whether claims are brought before or after Closing. The foregoing release, subject to the Purchaser’s rights with regard to third party claims, shall survive any termination, cancellation or expiration of this Agreement or the Closing.
7.    HSR Act. Sellers and Purchaser acknowledge that the transaction contemplated by this Agreement may be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and it will be a condition to the Closing hereunder that the parties obtain such approvals as may be required under the HSR Act. Each of Purchaser, Forestar Petroleum and Forestar (USA) agree to provide such information to the others as is reasonably requested by any of the others in order to determine if the transaction contemplated herein is exempt from the filing requirements described in the HSR Act. If counsel for Purchaser, Forestar Petroleum or Forestar (USA) has a good faith reasonable belief that any closing of the transactions contemplated under this Agreement requires the filing of a pre-merger notification under the HSR Act, Purchaser, Forestar Petroleum and Forestar (USA) shall promptly file any notification and report forms and related material that it may be required to file with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice under the HSR Act, shall use its diligent, good faith efforts to obtain a waiver of the applicable waiting period, shall make any filings pursuant thereto that may be necessary, and shall cooperate and coordinate with the other party in connection with such filings and returns. Purchaser shall pay one-half of any filing fees required in connection with any filings required by this Section 7, and Forestar Petroleum and Forestar (USA) shall pay the other one-half of such filing fees in proportion to each such Party’s share of the Purchase Price. The Closing Date shall be extended to the extent necessary to permit the compliance with all procedures set forth in this Section 7, but in no event beyond December 30, 2016, provided that if the Parties have not received the applicable approvals, or if all applicable waiting periods have not expired, on or before December 15, 2016, then either Forestar Petroleum, Forestar (USA) or Purchaser will have the right, exercisable at its sole election, to terminate this Agreement by delivering written notice to the other party, whereupon Escrow Agent will return the Earnest Money to Purchaser, and the parties hereto shall have no further rights or obligations hereunder (except as otherwise expressly provided herein).
8.    Deliveries; No Contact. Purchaser acknowledges that Sellers have delivered to Purchaser, and Purchaser is in receipt of, (i) Sellers’ current compartment maps for each tract within the Real Property, (ii) copies of the Contracts, and (iii) copies of other items related to the ownership, development and management of the Property and requested by Purchaser, to the extent the same are in the possession or control of Forestar Petroleum or Forestar (USA) and are reasonably available to such Parties, with the exception of the Claims Material. Prior to the Closing, Purchaser shall not contact or communicate with any counterparty to any Contract without the prior written consent of the applicable Seller, which shall not be unreasonably withheld. Purchaser acknowledges that all information with respect to the Property delivered by either Seller to Purchaser under this Agreement is for informational purposes only and, except as expressly set forth to the contrary in this Agreement, is given without representation or warranty of any kind. If this Agreement is terminated or if Closing does not occur, Purchaser shall promptly return to Forestar Petroleum and Forestar (USA) all information delivered to Purchaser pursuant to this Agreement, provided that, to the extent such information is in electronic format, Purchaser shall delete or destroy all such information and promptly deliver to Sellers written certification of such destruction. The provisions of this Section 8 shall survive any termination, cancellation or expiration of this Agreement or the Closing.
9.    Condition of Property; Damage; Condemnation.
(a)    Each Seller agrees that at the Closing, the Forestar Petroleum Property and the Forestar (USA) Property, as applicable, shall be in substantially the same condition as exists on the Effective Date, subject to Sellers’ operation on the Property in accordance with usual and customary timberland operations, natural wear and tear, the Permitted Encumbrances, condemnation, and casualties beyond Sellers’ control. Subject to the provisions of this Section 9, all risk of loss to the Property or any part thereof prior to the Closing shall be borne by the applicable Seller.
(b)    If at any time prior to the Closing, the Property or any material part thereof (including, but not limited to, any timber thereon) is destroyed or damaged by fire or other casualty, Sellers shall deliver to Purchaser prompt written notice of such damage along with the amount of such damage (calculated as the value of the destroyed or damaged Property less the salvage value of such destroyed or damaged Property) (the “Casualty Damage Value”). If Purchaser, by delivering written notice to Sellers within ten (10) days following Sellers’ delivery of written notice of the damage, disputes the Casualty Damage Value reported by Sellers, Purchaser and Sellers shall attempt in good faith to resolve such dispute and agree upon the Casualty Damage Value. If Purchaser and Sellers are unable to agree as to the Casualty Damage Value on or before ten (10) days after Purchaser delivers to Sellers written notice of its dispute, then such dispute shall be resolved in accordance with Section 29. The Closing Date shall be extended to the extent necessary, but in no event beyond December 30, 2016, to allow for the completion of all procedures set forth in this Section 9(b), including the resolution of any such dispute. Notwithstanding such casualty, Purchaser shall be required to purchase the Property in accordance with this Agreement, provided that, if the Casualty Damage Value exceeds one percent (1%) of the Purchase Price, the Forestar (USA) Purchase Price shall be reduced by an amount equal to the difference of (i) the Casualty Damage Value, minus (ii) one percent (1%) of the Purchase Price.
(c)    If at any time prior to the Closing, any action or proceeding is filed or threatened under which any portion of the Property may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, Sellers shall deliver to Purchaser prompt written notice thereof. In such event, Purchaser and Sellers shall be required to consummate the transactions contemplated by this Agreement, and Purchaser shall receive a credit against the Purchase Price in the amount of all proceeds of any awards payable with respect to the Property, or, if such amount is not known at the time of the Closing, the Purchase Price shall not be reduced and Sellers shall assign to Purchaser at the Closing all of Sellers’ right to such proceeds from such action or proceeding.
10.    Warranties, Representations, and Disclaimers.

(a)    Forestar (USA) hereby warrants and represents to Purchaser, as of the Effective Date and as of the Closing Date, that:
(i)    Forestar (USA) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Georgia and has all requisite corporate power and authority to: (A) own, lease and operate the Forestar (USA) Property and to carry on its business as now being conducted; (B) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement; and (C) perform its obligations and consummate the transactions contemplated hereby.
(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Forestar (USA) have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Forestar (USA) are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Forestar (USA) and, assuming due authorization, execution and delivery by Forestar Petroleum and Purchaser, is a legal, valid and binding obligation of Forestar (USA), enforceable against Forestar (USA) in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(iii)    The execution, delivery or performance of this Agreement by Forestar (USA) will not result in a breach or violation of, or default under, (A) the terms, conditions or provisions of Forestar (USA)’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (B) any Forestar (USA) Contract; (C) any law applicable to Forestar (USA) or any portion of the Forestar (USA) Property; or (D) any permit, license, order, judgment or decree of any governmental authority by which Forestar (USA) or the Forestar (USA) Property is or may be bound, excluding from the foregoing clauses (B), (C) and (D) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the Forestar (USA) Property or on Forestar (USA)’s ability to perform its obligations under this Agreement.
(iv)    There are no approvals, consents or registration requirements with respect to any governmental authority that are or will be necessary for the valid execution and delivery by Forestar (USA) of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the Forestar (USA) Property or on Forestar (USA)’s ability to perform its obligations under this Agreement.
(v)    Except as set forth on Schedule 9 (the “Forestar (USA) Litigation”), there is no pending or, to Forestar (USA)’s knowledge, threatened action or proceeding

(including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may materially adversely affect Forestar (USA)’s ability to perform this Agreement or which may materially adversely affect title to the Forestar (USA) Property. For purposes of this Section 10(a)(v), “Forestar (USA)’s knowledge” shall mean the actual knowledge, without any duty on the part of such individuals to investigate or inquire into any particular matter, of either of (A) Michael Quinley, and (B) Kenneth B. Gibson, Jr.
(vi)    Schedule 5 contains a list, and Forestar (USA) has made available to Purchaser copies, of the Forestar (USA) Contracts in effect as of the Effective Date and each material amendment, supplement, and modification in respect of any of the foregoing. To Forestar (USA)’s Knowledge each of the Forestar (USA) Contracts (1) are in full force and effect, and (2) have no defaults or events that with the passage of time or giving of notice, or both, could become a default thereunder. Forestar (USA) is not a party to, and the Timber Rights are not subject to, any contract or agreement of any kind whatsoever, written or oral, formal or informal, with respect to the Timber Rights that would be binding upon the Timber Rights or Purchaser after Closing, other than the Permitted Exceptions and the Forestar (USA) Contracts.
(vii)    To Forestar (USA)’s Knowledge, Forestar (USA)’s use of the Timber Rights is in material compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal and local authorities and any other governmental entity having jurisdiction over the Timber Rights. Forestar (USA) has not received any written notice from any governmental entity having jurisdiction over the Forestar (USA) Property of any violation of any statutes, ordinances, rules, regulations, orders or requirements applicable to the Forestar (USA) Property, which violation is continuing as of the Effective Date.
(viii)    Except as set forth in the Phase I Report, Forestar (USA) has not received notice from any public authority or from any other source and has no actual knowledge that (A) any portion of the land underlying the Timber Rights has been used as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous, or (B) any Hazardous Substance has been disposed of or released in, on or about any portion of the land underlying the Timber Rights in violation of applicable law.
(ix)    Forestar (USA) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(b)    Forestar Petroleum hereby warrants and represents to Purchaser, as of the Effective Date and as of the Closing Date, that:
(i)    Forestar Petroleum is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Georgia and has all requisite corporate power and authority to: (A) own, lease and operate the Forestar Petroleum Property and to carry on its business as now being conducted; (B) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement; and (C) perform its obligations and consummate the transactions contemplated hereby.
(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Forestar Petroleum have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Forestar Petroleum are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Forestar Petroleum and, assuming due authorization, execution and delivery by Forestar (USA) and Purchaser, is a legal, valid and binding obligation of Forestar Petroleum, enforceable against Forestar Petroleum in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(iii)    The execution, delivery or performance of this Agreement by Forestar Petroleum will not result in a breach or violation of, or default under, (A) the terms, conditions or provisions of Forestar Petroleum’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (B) any Forestar Petroleum Contract; (C) any law applicable to Forestar Petroleum or any portion of the Forestar Petroleum Property; or (D) any permit, license, order, judgment or decree of any governmental authority by which Forestar Petroleum or the Forestar Petroleum Property is or may be bound, excluding from the foregoing clauses (B), (C) and (D) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the Forestar Petroleum Property or on Forestar Petroleum’s ability to perform its obligations under this Agreement.
(iv)    There are no approvals, consents or registration requirements with respect to any governmental authority that are or will be necessary for the valid execution and delivery by Forestar Petroleum of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the Forestar Petroleum Property or on Forestar Petroleum’s ability to perform its obligations under this Agreement.

(v)    Except as set forth on Schedule 10 (the “Forestar Petroleum Litigation”), there is no pending or, to Forestar Petroleum’s knowledge, threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may materially adversely affect Forestar Petroleum’s ability to perform this Agreement or which may materially adversely affect title to the Forestar Petroleum Property. For purposes of this Section 10(b)(v), “Forestar Petroleum’s knowledge” shall mean the actual knowledge, without any duty on the part of such individuals to investigate or inquire into any particular matter, of either of (A) Michael Quinley, and (B) Kenneth B. Gibson, Jr.
(vi)    Schedule 2 contains a list, and Forestar Petroleum has made available to Purchaser copies, of the Forestar Petroleum Contracts in effect as of the Effective Date and each material amendment, supplement, and modification in respect of any of the foregoing. To Forestar Petroleum’s Knowledge each of the Forestar Petroleum Contracts set forth on Schedule 2 (1) are in full force and effect, and (2) have no defaults or events that with the passage of time or giving of notice, or both, could become a default thereunder. Forestar Petroleum is not a party to, and the Timberlands are not subject to, any contract or agreement of any kind whatsoever, written or oral, formal or informal, with respect to the Timberlands that would be binding upon the Timberlands or Purchaser after Closing, other than the Permitted Exceptions, the Forestar Petroleum Contracts and the Development Rights.
(vii)    To Forestar Petroleum’s Knowledge, Forestar Petroleum’s use of the Timberlands is in material compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal and local authorities and any other governmental entity having jurisdiction over the Timberlands. Forestar Petroleum has not received any written notice from any governmental entity having jurisdiction over the Forestar Petroleum Property of any violation of any statutes, ordinances, rules, regulations, orders or requirements applicable to the Forestar Petroleum Property, which violation is continuing as of the Effective Date.
(viii)    Except as set forth in the Phase I Report, Forestar Petroleum has not received notice from any public authority or from any other source and has no actual knowledge that (A) any portion of the Timberlands has been used as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous, or (B) any Hazardous Substance has been disposed of or released in, on or about any portion of the land underlying the Timber Rights in violation of applicable law.
(ix)    Forestar Petroleum (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(c)    Purchaser hereby warrants and represents to each Seller, as of the Effective Date and as of the Closing Date, that:
(i)    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite company power and authority to: (A) own, lease and operate the Property and to carry on its business as now being conducted; (B) execute this Agreement; and (C) perform its obligations and consummate the transactions contemplated hereby.
(ii)    The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary company action, and no other company proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(iii)    The execution, delivery, and performance by Purchaser of this Agreement will not result in a breach or violation of, or default under, the terms, conditions or provisions of its limited liability company agreement or any standing resolution of its members or any other organizational document.
(iv)    There are no approvals, consents or registration requirements with respect to any governmental authority that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.
(v)    There is no pending or, to Purchaser’s knowledge, threatened action or proceeding before any court, governmental agency or arbitrator which may materially adversely affect Purchaser’s ability to perform this Agreement.
(vi)    Purchaser has the financial capacity, or has sufficient binding subscriptions from its investors, to pay the Purchase Price at Closing and all expenses and fees incurred by Purchaser pursuant to or in connection with the transactions contemplated by this Agreement.
(vii)    The Confidentiality and Non-Disclosure Agreement, Land Entry Permit, and Release entered into between Forestar (USA) and Purchaser dated May 6, 2016 is in full force and effect and Purchaser has taken no action or omission that would constitute a default thereunder.
(viii)    Purchaser (which for this purpose includes Purchaser’s partners, members, principal stockholders and any other constituent entities) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(d)    PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT THE CLOSING: (i) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLERS OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO THE PHYSICAL OR ENVIRONMENTAL CONDITION (WHETHER PATENT OR LATENT), HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE PROPERTY OR FROM THE SALE OF THE PROPERTY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, AND SELLERS HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (ii) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLERS OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT THE CLOSING. THIS SECTION 10(d) SHALL SURVIVE THE CLOSING.
(e)    UPON THE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS,

MAY NOT HAVE BEEN REVEALED BY SELLERS’ OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. NOTWITHSTANDING THE FOREGOING, PURCHASER’S WAIVER AND RELEASE OF SELLERS AS DESCRIBED ABOVE SHALL NOT PREVENT PURCHASER FROM JOINING EITHER OR BOTH SELLERS AS A POTENTIALLY RESPONSIBLE PARTY IN ANY SUIT OR ACTION BROUGHT AGAINST PURCHASER BY A THIRD PARTY ARISING FROM THE ALLEGED BREACH OF ENVIRONMENTAL LAW WITH RESPECT TO THE REAL PROPERTY PRIOR TO THE CLOSING. PURCHASER OR ITS SUCCESSORS AND ASSIGNS SHALL HAVE NO OBLIGATION AT ANY TIME OR AS A RESULT OF ANY PROVISION CONTAINED IN THIS AGREEMENT TO INDEMNIFY, DEFEND OR SAVE HARMLESS SELLERS FROM CLAIMS BY THIRD PARTIES FOR ANY CONDITIONS, ACTIONS OR OMISSIONS WHICH OCCURRED PRIOR TO THE CLOSING, REGARDLESS OF WHETHER CLAIMS ARE BROUGHT BEFORE OR AFTER CLOSING. THIS SECTION 10(e) SHALL SURVIVE THE CLOSING.
11.    Survival; Indemnification.
(a)    Survival. Notwithstanding anything herein to the contrary, all representations and warranties made in this Agreement shall survive the Closing and the delivery of the conveyance instruments to Purchaser for a period of one (1) year after the Closing Date (the “Indemnity Period”). After the Indemnity Period, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 11(a) shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing. All provisions of this Agreement that contemplate performance after the Closing Date, the waiver and indemnity provisions set forth in this Agreement, and any other provisions that expressly survive the Closing shall survive the Closing and be fully enforceable thereafter, but subject to the specific time limitations set forth in this Section 11(a) as to the representations of Sellers and Purchaser.
(b)    Indemnification by Forestar Petroleum. From and after the Closing Date, Forestar Petroleum shall, subject to the other terms and conditions of this Section 11(b), indemnify, defend and hold Purchaser, and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof (collectively, the “Purchaser Indemnitees”) harmless from any and all claims, actions, demands, liabilities, losses, fines, costs, expenses (including reasonable attorneys’ fees), and compensatory damages only, and not including any punitive, consequential, incidental or special damages, whether or not resulting from third-party claims (each of the foregoing, a “Loss”) to Purchaser, arising out of or with respect to any breach of any representation or warranty of Forestar Petroleum in this Agreement. For the purposes of determining Losses, all qualifications based on the word material or similar phrases shall be disregarded.
(c)    Indemnification by Forestar (USA). From and after the Closing Date, Forestar (USA) shall, subject to the other terms and conditions of this Section 11(c), indemnify, defend and hold the Purchaser Indemnitees harmless from any and all Losses to Purchaser, arising out of or with respect to any breach of any representation or warranty of Forestar (USA) in this Agreement. For the purposes of determining Losses, all qualifications based on the word material or similar phrases shall be disregarded.
(d)    Indemnification by Purchaser. From and after the Closing Date, Purchaser shall, subject to the other terms and conditions of this Section 11(d), indemnify, defend and hold Forestar Petroleum and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof (collectively, the “Forestar Petroleum Indemnitees”) and Forestar (USA) and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof (collectively, the “Forestar (USA) Indemnitees” and, together with the Forestar Petroleum Indemnitees, the “Sellers Indemnitees”) harmless from any and all Losses to the applicable Sellers Indemnitees, arising out of or with respect to any breach of any representation or warranty of Purchaser in this Agreement. For the purposes of determining Losses, all qualifications based on the word material or similar phrases shall be disregarded.
(e)    Certain Limitations and Rules. With respect to the indemnification obligations in Sections 11(b), 11(c) and 11(d) above:
(i)    Time Limitations. Forestar Petroleum and Forestar (USA) shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Sellers Indemnitees only for those claims giving rise to any Loss as to which the person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period.
(ii)    Basket. No indemnification shall be made by either Forestar Petroleum, Forestar (USA) or Purchaser with respect to any claim made pursuant to Section 11(b), Section 11(c) or Section 11(d) unless the aggregate amount of Losses incurred or suffered by all Purchaser Indemnitees or all Sellers Indemnitees, as the case may be, under all claims exceeds one percent (1%) of the Purchase Price (the “Basket Amount”) and, in such event, indemnification shall be made by the Indemnifying Party only to the extent the Losses exceed, in the aggregate, the Basket Amount.
(iii)    Cap. In no event shall Purchaser’s aggregate obligation to indemnify the Sellers Indemnitees pursuant to this Section 11 exceed an amount equal to five percent (5%) of the Purchase Price. In no event shall Forestar Petroleum’s aggregate obligation to indemnify the Purchaser Indemnitees pursuant to this Section 11 exceed an amount equal to five percent (5%) of the Forestar Petroleum Purchase Price. In no event shall Forestar (USA)’s aggregate obligation to indemnify the Purchaser Indemnitees pursuant to this Section 11 exceed an amount equal to five percent (5%) of the Forestar (USA) Purchase Price.
(iv)    Knowledge. If on or prior to the Closing, Purchaser, Forestar Petroleum or Forestar (USA) has actual knowledge of any information that would cause one or more of the representations and warranties made by Forestar Petroleum or Forestar (USA) (in the case of Purchaser) or Purchaser (in the case of Sellers) to be inaccurate as of the date made or as of the Closing Date, the Purchaser Indemnitees, the Forestar Petroleum Indemnitees or the Forestar (USA) Indemnitees, as the case may be, shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.
(v)    Adjustment to Purchase Price. There shall be no indemnification under any provision of this Section 11 for a breach of any representation or warranty to the extent an adjustment to the Purchase Price has been made pursuant to this Agreement with respect to such breach.
(f)    Indemnification Procedure. All claims for indemnification under this Section 11 shall be resolved in accordance with the following procedures:
(i)    Notice of Claim. The Indemnified Party will give the Indemnifying Party prompt notice of any such Loss, and the Indemnifying Party will undertake the defense thereof by counsel chosen by it. The failure to promptly notify the Indemnifying Party shall not relieve such party of its obligations hereunder except to the extent the failure to so notify has prejudiced the Indemnified Party. Any written notice delivered by an Indemnified Party to the Indemnifying Party with respect to a Loss shall set forth, with as much specificity as is reasonably practicable, the facts that are the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.
(ii)    Contest. Following written notice by the Indemnified Party to the Indemnifying Party of a Loss, the Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings such Loss; provided, however, that notice of the intention so to contest shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days from the date of receipt by the Indemnifying Party of notice from the Indemnified Party of the assertion of such Loss. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate. Such contest shall be conducted diligently by reputable counsel with appropriate experience in the relevant subject matter employed or retained by the Indemnifying Party, but the Indemnifying Party shall keep the Indemnified Party fully informed with respect to such Loss and the contest thereof. If the Indemnified Party joins in any such contest, the Indemnifying Party shall have full authority, in consultation with the Indemnified Party, to determine all action to be taken with respect thereto; provided, however, that in no event shall the Indemnifying Party have authority to agree to any relief other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnified Party. Each Party shall bear its own expenses of such representation. If any Loss is asserted and the Indemnifying Party fails to contest and defend such Loss within a reasonable period of time, the Indemnified Party may take such action in connection therewith as the Indemnified Party deems necessary or desirable, including retention of counsel, and the Indemnified Party shall be entitled to indemnification for costs incurred in connection with such defense.
(iii)    Cooperation and Access. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, files, data, property and personnel in contesting any Loss that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Loss, or any cross-complaint against any person, but the Indemnifying Party will reimburse the Indemnified Party for reasonable out-of-pocket costs (but not the cost of employee time expended) incurred by the Indemnified Party in so cooperating. The Indemnified Party shall permit such access only after advance written notice and during regular business hours, and the Indemnifying Party agrees not to unreasonably interfere with the Indemnified Party’s business operations. The Indemnified Party will take steps necessary to ensure that, upon request, the Indemnifying Party is provided copies of requested documents which may relate to its indemnification obligations; provided, however, that the Indemnified Party shall not be required, as a result of this Agreement, to provide the Indemnifying Party with (i) any document or information that would be subject to protection under the attorney work product doctrine, attorney-client privilege, or other legal privilege, (ii) any information regarding the pricing of timber, timber harvest records, internal appraisals of the Property, other valuations or similar pricing or financial records, or any other information that is confidential and proprietary to the Indemnified Party or (iii) any document or item that the Indemnified Party is contractually or otherwise bound to keep confidential.
(iv)    Participation and Settlement. The Indemnifying Party agrees to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Loss against the Indemnified Party or conferences with representatives of or counsel for such persons.
(v)    Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an affiliate) with respect thereto under any third party insurance coverage or from any other person (excluding an affiliate of the Indemnified Party) alleged to be responsible therefor, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Section 11 shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other person alleged to have responsibility. If an Indemnified Party (or an affiliate) receives an amount under insurance coverage or from such other person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Section

11, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
(g)    Exclusive Remedy. Each of the Parties agrees that if the Closing occurs, the indemnification provided in this Section 11 is the exclusive remedy for a breach by any Party of any representation or warranty contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Section 11.
12.    No Brokerage Commission. Other than with respect to the services of LandVest, Inc., each of Forestar Petroleum and Forestar (USA) warrants and represents to Purchaser that it has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the payment of LandVest, Inc. shall be the sole obligation of Forestar Petroleum and Forestar (USA). Purchaser warrants and represents to each Seller that Purchaser has not incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each Seller and Purchaser each agree to indemnify and hold harmless the others from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified Party by reason of any action or agreement of the indemnifying Party. This Section 12 shall survive the termination, cancellation or expiration of this Agreement.
13.    Taxes; Expenses; Claims.
(a)    Taxes. Ad valorem real property taxes on the Real Property and special assessments, as well as revenue under the Contracts, shall be prorated as of the Closing Date. If actual tax bills for the taxable year of the Closing are not available, said taxes shall be prorated based on tax bills for the previous taxable year and the Parties agree to cause a reproration of said taxes upon the receipt of tax bills for the taxable year of the Closing. If the Real Property is not designated a separate tax parcel, said taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the applicable portion of the Real Property bears to the acreage contained within the property included within said tax bill. Purchaser and Sellers shall reasonably cooperate in good faith to cause all real property taxes on the Property and Sellers’ retained property to be paid (and to reimburse the appropriate Party making such payments, as applicable), to the extent subdivisions or changes of ownership are not reflected on future real property tax bills. Any deferred or “rollback” taxes assessed against the Property as a result of Seller’s change in use of the Property before the Closing or sale of the Property shall be paid by Sellers within thirty (30) days of final determination thereof. Any deferred or “rollback” taxes assessed against the Property as a result of the Purchaser’s change in the use of the Property after Closing or failure to maintain the Property in any property tax reduction program shall be paid by Purchaser within thirty (30) days of final determination thereof. Notwithstanding anything to the contrary contained herein, the Sellers shall remain responsible for all reassessment taxes and penalties related to a breach of any Conservation Use Assessment (Agricultural or Forestland) (as described in O.C.G.A. §48-5-7.4 or O.C.G.A. §48-5-7.7) due solely to the sale of the Property to Purchaser. The obligations of this Section 13(a) shall survive the Closing.
(b)    Expenses and Transfer Taxes.
(i)    Purchaser shall pay all costs in connection with the recording of the Deeds, all costs of obtaining updates of the Title Commitments if requested of Title Company by Purchaser after the Effective Date, all costs of purchasing a title insurance policy and any endorsements thereto, all costs of Purchaser’s due diligence, all costs of Purchaser’s legal representation, one-half (1/2) of all costs of the Phase I Report, one-half (1/2) of all transfer taxes, and one-half (1/2) of all escrow expenses of Escrow Agent.
(ii)    Forestar Petroleum and Forestar (USA) shall pay, in proportion to their respective shares of the Purchase Price, all costs of initially producing the Title Commitments (inclusive of all revisions related to removal of blanket lack of access exceptions and blanket mineral rights exceptions), one-half (1/2) of all transfer taxes, one-half (1/2) of all costs of the Phase I Report, all costs of Sellers’ legal representation and one-half (1/2) of all escrow expenses of Escrow Agent.
(iii)    Except as set forth in this Agreement, all other costs shall be borne by the Party incurring them.
(c)    Claims. As of the Effective Date, Forestar (USA) has provided copies of petitions and pending settlement agreements (the “Claims Material”) concerning the Forestar (USA) Assumable Claims (as that term is defined in Schedule 9). During the Title Objection Period, Sellers shall allow Purchaser to discuss the Access Matters (as hereinafter defined) and Condemnation Litigation (as hereinafter defined) with Sellers’ litigation counsel, Douglas H. Flint and/or John F. Connolly with Flint, Connolly & Walker, LLP.
(i)    Access Matters. With respect to the Prescriptive Easement Litigation and the Road Access Litigation (as those terms are defined on Schedule 9) (the “Access Matters”), Purchaser shall have until the expiration of the Title Objection Period to review the Claims Material related to the Access Matters and notify Forestar (USA) of its election, at Purchaser’s sole discretion, to assume either or both of the Access Matters. If Purchaser fails to make an election within the Title Objection Period, Purchaser shall be deemed to have elected not to assume either of the Access Matters. If Purchaser elects not to assume, or is deemed to have elected not to assume one or both of the Access Matters, the portion of the Property subject to such Access Matters that are not assumed shall remain in the Property and Forestar (USA) shall cause such Access Matters to be dismissed no later than ninety (90) days after Closing. For the avoidance of doubt, Purchaser shall have the option to object to the lack of access with respect to the portion of the Property subject to the Road Access Litigation in accordance with Section 5(b) as a Title Objection (“Road Access Litigation Objection”). In the event that (A) Purchaser makes a Road Access Litigation Objection and elects to assume the Road Access Litigation, (B) as a result of such Road Access Litigation objection and other Title Objections, the Purchase Price is reduced pursuant to the terms of Section 5(d), and (C) Purchaser prevails in the Road Access Litigation, then, no later than the three (3) business days after a final judgment in Purchaser’s favor with respect to the Road Access Litigation, Purchaser shall notify Sellers of the judgment and deliver by wire transfer of immediately available United States funds to Forestar (USA) an amount equal to the lesser of the following: (1) the amount of the Purchase Price reduction calculated pursuant to Section 5(d) or (2) the amount of the Purchase Price reduction with respect to the portion of the Property subject to the Road Access Litigation as determined in accordance with Section 5.
(ii)    Condemnation Litigation.
a.    Purchaser shall have the right to review the Claims Material related to the Condemnation Litigation (as that term is defined in Schedule 9), object to the Condemnation Litigation, and, no later than the expiration of the Title Objection Period, notify Forestar (USA) in writing of its election, at Purchaser’s sole discretion, to assume the Condemnation Litigation (an “Assumption Election”). If Purchaser fails to make an Assumption Election within the Title Objection Period, Purchaser shall be deemed to have elected not to assume the Condemnation Litigation.
b.    If Purchaser makes the Assumption Election, then the Purchase Price shall remain unadjusted, Purchaser shall acquire the portion of the Property subject to the Condemnation Litigation (the “Condemnation Property”) at Closing, Purchaser shall retain all condemnation proceeds, and the terms of Section 13(c)(iii) shall apply.
c.    If Purchaser elects not to make an Assumption Election or is deemed to have elected not to assume the Condemnation Litigation, then all of the following terms shall apply: (w) the Condemned Property shall be acquired by Purchaser at Closing and the Purchase Price shall be reduced by an amount equal to the portion of the Purchase Price due with respect to the Condemnation Property by reference to the Value Table (provided that any disputes regarding the value of any such Condemnation Property shall be resolved in accordance with Section 29), (x) Sellers shall continue to defend Sellers in the Condemnation Litigation until resolution and Purchaser shall cooperate with Sellers to the extent necessary for such defense, including, but not limited to, Sellers’ right to direct any negotiations, claims, defenses, and settlements, (y) Sellers shall indemnify and hold harmless the Purchaser from any and all claims, loss, costs, expenses, actions, and damages related to or arising in connection with the Condemnation Litigation and (z) Seller shall receive the condemnation proceeds. No later than the date that is three (3) business days after Purchaser receives any condemnation proceeds, Purchaser shall notify Sellers of its receipt of the condemnation proceeds and the amount of such proceeds and deliver by wire transfer of immediately available United States funds to Forestar (USA) an amount equal to the condemnation proceeds.
(iii)    In the event that Purchaser elects to assume all or one of the Forestar (USA) Assumable Claims, then Purchaser and Forestar (USA) shall cooperate in good faith, to substitute Purchaser for Forestar (USA) as plaintiff in the Forestar (USA) Assumable Claims by filing with the appropriate arbitrators and courts all motions, pleadings or other documents required to complete such substitution, and the obligations hereof shall survive Closing, provided that Seller shall not indemnify Purchaser with respect to any such assumed claim. In the event Purchaser does not elect to assume the Forestar (USA) Assumable Claims, at Closing, Forestar (USA) shall indemnify and hold harmless the Purchaser from any and all claims, loss, costs, expenses, actions, and damages related to or arising in connection with the Forestar (USA) Assumable Claims that Purchaser does not assume. As used herein, the “Forestar (USA) Assumable Claims” shall mean the Prescriptive Easement Litigation, Road Access Litigation, and Condemnation Litigation, collectively.
14.    Conditions.
(a)    The obligations of Sellers and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(i)    All waiting periods (and any extension thereof) under laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.
(ii)    There shall be no injunction, restraining order or decree of any nature of any court or governmental authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.
(iii)    Neither Purchaser nor any Seller shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.
In the event any of the above conditions is not satisfied on or before the Closing, either Forestar Petroleum, Forestar (USA) or Purchaser will have the right, exercisable at its sole election, to terminate this Agreement by delivering written notice to the other Parties before the Closing, whereupon Escrow Agent will return the Earnest Money to Purchaser, and the Parties will have no further rights or obligations hereunder (except as otherwise expressly provided herein).
(b)    Unless waived by Purchaser, the obligations of Purchaser under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:
(i)    the truth and accuracy as of the Closing Date, in all material respects, of each and every warranty and representation herein made by any Seller; and
(ii)    Each Seller’s timely performance of and compliance with, in all material respects, each and every term, condition, agreement, restriction and obligation to be performed and complied with by such Seller under this Agreement; and

(iii)    Title Company delivering to Purchaser at Closing its Marked Commitment to issue an Owner’s Policy to Purchaser insuring Purchaser’s marketable, fee simple title to the Real Property.
In the event any of the above conditions is not satisfied on or before the Closing, Purchaser will have the right, exercisable at Purchaser’s sole election, to exercise the remedies described in Section 15(b). Notwithstanding the foregoing sentence, in the event of either Seller’s failure to fulfill any condition precedent set forth in Section 14(b)(ii), Purchaser shall provide written notice to such Seller and such Seller shall have seven (7) days from receipt of such notice to fulfill the condition precedent before Purchaser may exercise any remedies described in Section 15(b).
(c)    Unless waived by a Seller, the obligations of such Seller under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:
(i)    the truth and accuracy as of the Closing Date, in all material respects, of each and every warranty and representation herein made by Purchaser; and
(ii)    Purchaser’s timely performance of and compliance with, in all material respects, each and every term, condition, agreement, restriction and obligation to be performed and complied with by Purchaser under this Agreement.
(iii)    The aggregate acreage of all Title Objection Property shall not exceed ten percent (10%) of the acreage of the Timberlands
In the event any of the above conditions is not satisfied on or before the Closing, either Seller will have the right, exercisable at such Party’s sole election, to exercise the remedies described in Section 15(a), provided that if either Seller elects to exercise such remedy, the other Seller shall be deemed to have made an identical election. Notwithstanding the foregoing sentence, in the event of Purchaser’s failure to fulfill any condition precedent set forth in Section 14(c)(ii), Sellers shall provide written notice to Purchaser and Purchaser shall have seven (7) days from receipt of such notice to fulfill the condition precedent before Seller may exercise any remedies described in Section 15(a).
15.    Earnest Money; Default; Remedies.
(a)    If the purchase and sale of any portion of the Property contemplated hereby is not consummated because of a default by Purchaser under this Agreement, then Sellers shall require Escrow Agent to pay the entire Forestar Petroleum Earnest Money to Forestar Petroleum and the entire Forestar (USA) Earnest Money to Forestar (USA) as full liquidated damages and not as a penalty and as Sellers’ sole and exclusive remedy against Purchaser for a failure by Purchaser to consummate the purchase and sale of the Property (the Parties acknowledging that Sellers’ damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable).
(b)    If the purchase and sale of any portion of the Property contemplated hereby is not consummated because of a default by either Seller under this Agreement, then Purchaser’s sole remedies shall be limited to either of the following as selected by Purchaser in Purchaser’s sole discretion: (i) termination of this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser and Seller shall reimburse Purchaser for all actual, third party costs and expenses incurred by Purchaser in connection with this Agreement, including attorney’s fees, as of the date of Purchaser’s termination up to, but not exceeding $250,000, or (ii) pursue Sellers for specific performance of this Agreement, in which event Escrow Agent shall continue to hold the Earnest Money until the final disposition of the action for specific performance in favor of the Purchaser, whereupon the Earnest Money shall be applied to the Purchase Price, or if, the final disposition of the action for specific performance is in favor of the Seller, the Escrow Agent shall pay the Earnest Money to the Purchaser.
(c)    The duties of Escrow Agent shall be as follows:
(i)    During the term of this Agreement, Escrow Agent shall hold and deliver the Earnest Money in accordance with the terms and provisions of this Agreement.
(ii)    If this Agreement is terminated by the mutual written agreement of Sellers and Purchaser, or if Escrow Agent is unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute develops between Sellers and Purchaser concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent shall request joint written instructions from Sellers and Purchaser and shall deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions are not received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Sellers and Purchaser, Escrow Agent shall have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Sellers and Purchaser in respect thereof, and thereafter Escrow Agent shall be discharged of any obligations in connection with this Agreement.
(iii)    If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Sellers and Purchaser arising out of the holding of the Earnest Money in escrow, Sellers and Purchaser shall each pay Escrow Agent one-half of such costs and expenses (with each Seller responsible for such Seller’s one-half in proportion to their respective shares of the Purchase Price). Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services as escrow holder.
(iv)    By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Sellers and Purchaser hereunder.
(v)    Purchaser and Sellers hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for any loss, costs or damage arising out of Escrow Agent’s own negligence or willful misconduct; that Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; that Escrow Agent shall not be liable or responsible for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the Federal Deposit Insurance Corporation (FDIC) coverage (Sellers and Purchaser are aware that FDIC coverage applies to a maximum amount of $250,000 per depositor, as may be modified by the FDIC from time to time); and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it or omitted to be taken by it in good faith in accordance with the opinion of its counsel.
16.    Assignment. Except as otherwise expressly contemplated by this Agreement, no Party shall assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Parties, given or withheld in the sole discretion of each Party. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights and obligations in whole, but not in part, under this Agreement to any party controlling, controlled by, or under common control with Purchaser, provided that no such assignment shall relieve SPP LAND, LLC of any liability hereunder.
17.    No Waiver. Except as specifically set forth herein, no action or failure to act by any Party shall constitute a waiver of any right or duty afforded to such Party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.
18.    Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Georgia, without giving effect to its principles or rules of conflicts of law to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the state courts of Georgia in Fulton County, Georgia, or the federal courts for and in the Northern District of Georgia located in Atlanta, Georgia. The parties specifically consent and submit to the jurisdiction and venue of such state or federal court, and irrevocably waive any objections either may have based on improper venue or forum non conveniens to the conducting of any proceeding in any such court.
19.    Notice. Any and all notices required or permitted under this Agreement shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by facsimile or e-mail, to the other Parties or Escrow Agent at the addresses set forth below, and such address as may be furnished by notice in accordance with this Section 19; provided, however, if any delivery is made by facsimile or e-mail, such delivery shall be deemed delivered only if the Party (or Escrow Agent) giving such notice obtains a confirmation of receipt and delivers such notice by hand delivery, United States mail or recognized overnight carrier for next day delivery. All notices shall be deemed given and effective upon the earliest to occur of: (i) the confirmed facsimile or e-mail transmission or hand delivery of such notice to the address for notices; (ii) one business day after the deposit of such notice with an overnight courier service by the time deadline for next day delivery addressed to the address for notices; or (iii) three business days after depositing the notice in the United States mail.
Sellers:            Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road

Building II, Suite 500
Austin, TX 78746
Attention: Mr. David M. Grimm, Esq.
Phone: 512-433-5223
Fax: 512-433-5203
Email: davidgrimm@forestargroup.com
And to:        Forestar Petroleum Corporation
6300 Bee Cave Road
Building II, Suite 500
Austin, TX 78746
Attention: Mr. David M. Grimm, Esq.
Phone: 512-433-5223
Fax: 512-433-5203
Email: davidgrimm@forestargroup.com

with a copy to:     Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Suite 2300
Atlanta, Georgia 30309
Attention: Daniel R. McKeithen
Phone: 404-853-8342
Fax: 404-853-8806
Email:    daniel.mckeithen@sutherland.com
Purchaser:        SPP Land, LLC
6304 Peake Road
Macon, Georgia 31210
Attention: Patrick C. Patton, Manager
Phone: 478.477.1000
Fax:478.477.8084
Email: ppatton@sppland.com
with a copy to:        Martin Snow, LLP
P.O. Box 1606 (31202-1606)
240 3rd Street (31201)
Macon, Georgia
Attention: K. Amber Duff
Phone: 478.749.1710
Fax: 478.743.4204
Email: kaduff@martinsnow.com

Escrow Agent:	Metropolitan Title Agency, Inc.,
on behalf of Chicago Title Insurance Company
1820 The Exchange

Suite 550
Atlanta, Georgia 30339
Attention: John Cripe
Phone: 770-933-0073
Fax: 770-933-0233
Email: jcripe@mtaga.com
20.    Entire Agreement. This Agreement contains the entire agreement among the Parties and Escrow Agent with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by the Parties.
21.    Captions. The captions of sections in this Agreement are for convenience and reference only and are not part of the substance hereof.
22.    Severability. In the event that any one or more of the provisions, sections, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, section, word, clause, phrase or sentence in every other respect and of the remaining provisions, sections, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the Parties and Escrow Agent that this Agreement shall be enforceable to the fullest extent permitted by law.
23.    Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. This Agreement may be executed by each Party and Escrow Agent upon a separate copy and attached to another copy in order to form on or more counterparts.
24.    Binding Effect. This Agreement shall bind the Parties (and Escrow Agent, to the extent applicable) and their respective heirs, legal representatives, successors and assigns.
25.    Time of Essence. Time is of the essence of this Agreement.
26.    No Survival. Except as may otherwise expressly be provided herein, the provisions of this Agreement shall not survive the Closing and shall be merged into the delivery of the Deeds and other documents and the payment of all monies pursuant hereto at the Closing.
27.    Incorporation of Exhibits. All exhibits referred to in this Agreement are hereby incorporated herein by this reference.
28.    Confidentiality; Public Announcements. Purchaser and Sellers agree that the terms and conditions of the transactions contemplated in this Agreement are to remain confidential, except that either Party and its affiliates may disclose the terms and provisions of this Agreement (i) to the extent that such Party or any of its affiliates is required by applicable law (including the rules and regulations promulgated by the SEC or any stock exchange) to make public disclosure, or (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, provided that, in either case, the disclosing Party shall provide the other Parties with prior notice of such disclosure and the content thereof. This Section 28 shall survive any termination, cancellation or expiration of this Agreement or the Closing.
29.    Dispute Resolution. If Purchaser and either or both of Forestar (USA) and Forestar Petroleum are unable to agree as to the value of Compartment 13527 under Section 1(d)(i), value of a Title Objection Property or Title Failure Property under Section 5, the Casualty Damage Value under Section 9, or the value of the Condemnation Property under Section 13(c)(ii), then any such disagreeing Party shall have the right to invoke the procedures of this Section 29 by delivering written notice to the other Parties. The applicable Seller (or, if both Sellers are participants to the dispute, the Sellers acting jointly) and Purchaser each shall appoint an independent forestry consultant within five (5) days following the delivery of such written notice, each of which may be a consultant previously engaged by the appointing Party, and such two consultants will in turn select a third independent forestry consultant within five (5) days to act with them in a panel to determine the appropriate value. A majority of the panel of consultants will reach a binding decision within thirty (30) days following the selection of the third consultant, and the decision of the panel of consultants will be final. Purchaser will bear the cost of its consultant and one-half (1/2) of the cost of the third consultant, and the applicable Seller (or, if both Sellers are participants to the dispute, the Sellers acting jointly in proportion to their share of the Purchase Price) will bear the cost of its consultant and one-half (1/2) of the cost of the third consultant. If the Closing Date is extended to resolve a dispute in accordance with this Section 29, in no event shall Closing occur after December 30, 2016. If any such dispute remains unresolved as of the Closing, then (a) the Purchase Price shall be adjusted, if applicable, after Closing in accordance with the decision of the panel; and (b) if the disputed amounts, based on the Value Table, exceed one (1) percent of the Purchase Price in the aggregate, then (i) the Purchase Price shall be reduced at Closing by the lesser of the amounts claimed by the parties (or by zero if the full amount is in dispute), (ii) the portion of the Purchase Price paid to Sellers shall be reduced by the disputed amounts, and (iii) Purchaser shall deposit with Escrow Agent the full disputed amount and such escrowed funds shall be disbursed after Closing pursuant to the final resolution of the dispute. The terms of this Section 29 shall survive Closing.
30.    Business Days. If any date set forth in this Agreement for the performance of any obligation by any Party or Escrow Agent, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Georgia for observance thereof, and the term “business day” means any day other than a Saturday, Sunday or legal holiday.
31.    Post-Closing Corrective Deeds and Adjustments.    If, within one (1) year after Closing, it is discovered that there are any mutual errors in any of the documents or instruments executed and delivered at Closing, the Parties agree to and shall in good faith cooperate with and assist each other in obtaining corrective documents or instruments. The Parties agree to split equally any expenses related to any corrective deeds. If any errors or omissions in the closing statement and the monetary calculations are discovered after Closing, the Parties agree to and shall in good faith cooperate to remedy the error promptly.

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IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the Parties and Escrow Agent as of the Effective Date.
SELLERS:
FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation
By:    /s/ Michael Quinley
                        Name:    Michael Quinley
                        Its:    President – Community Development
FORESTAR PETROLEUM CORPORATION, a Delaware corporation
By:    /s/ Michael Quinley
                        Name:    Michael Quinley
                        Its:    President – Community Development
[Signatures Continue on Following Pages]

(Purchaser’s Signature Page to Purchase and Sale Agreement)
PURCHASER:
SPP LAND, LLC, a Georgia limited liability company

By:/s/ Patrick C. Patton
Name:    Patrick C. Patton
Title: Manager

[Signatures Continue on Following Page]

(Escrow Agent’s Signature Page to Purchase and Sale Agreement)
ESCROW AGENT:
METROPOLITAN TITLE AGENCY, INC.
By: /s/ John Perry Cripe
Name:    John Perry Cripe
Title:    President